Filed Pursuant to Rule 433

Registration No. 333-277211

February 28, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to a Weighted Basket of Global Indices

►	EURO STOXX 50® Index (38.00%), Nikkei 225 Index (26.00%), FTSE 100® Index (17.00%), Swiss Market Index (11.00%) and the S&P/ASX 200 Index (8.00%)

►	At least 1.555x (to be determined on the Trade Date) exposure to any positive return of the Reference Asset.

►	1.1111x exposure to any potential decline of the Reference Asset beyond the Buffer Value, with a potential loss of 100% of the principal amount.

►	Due September 8, 2026

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation SecuritiesTM (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $941.00 and $991.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note

Reference Asset and Component Weights:	A weighted basket consisting of the following (each, a “Reference Asset Component” or an “Underlying”, and together, the “Reference Asset Components”):	Component Weights:
	The EURO STOXX 50® Index (Ticker: SX5E )	38.00%
	The Nikkei 225 Index (Ticker: NKY)	26.00%
	The FTSE® 100 Index (Ticker: UKX)	17.00%
	The Swiss Market Index (Ticker: SMI)	11.00%
	The S&P/ASX 200 Index (Ticker: AS51)	8.00%

Upside Participation Rate	155.50% (1.555x) (to be determined on the Trade Date)
Maximum Cap	None
Buffer Percentage	-10.00%
Downside Leverage Factor:	1/0.90 (1.1111x)
Reference Return	The Reference Return will equal the sum of the following products: each Reference Asset Component Return (1) multiplied by the Component Weight
Reference Asset Component Return:	The quotient, expressed as a percentage, calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Payment at Maturity per Note

■      If the Reference Return is greater than zero:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate);

■      If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage:

$1,000 (zero return).

■      If the Reference Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return + 10.00%) × Downside Leverage Factor]

If the Final Value is less than its Buffer Value, you will receive protection from the first 10.00% of any losses, with 1.1111x exposure to each 1% decline beyond a Reference Return of -10.00%. Under these circumstances you will lose up to 100% of the Principal Amount.

Initial Component Value:	With respect to each Reference Asset Component, the its Official Closing Level on the Pricing Date, as determined by the calculation agent.
Final Component Value:	With respect to each Reference Asset Component, the arithmetic average of its Official Closing Level on each of the Averaging Dates listed on page FWP-4 of this document, as determined by the calculation agent.
Initial Value	Set to 100 on the Pricing Date.
Final Value	100 × (1 + Reference Return)
Pricing Date	March 3, 2025
Trade Date	March 3, 2025
Original Issue Date	March 6, 2025
Averaging Dates(2)	August 26, 2026, August 27, 2026, August 28, 2026, September 1, 2026 and September 2, 2026 (the “Final Valuation Date”)
Maturity Date(2)	September 8, 2026
CUSIP/ISIN	40447C6W5/US40447C6W57

The Notes

The Notes may be suitable for investors who believe that the Reference Asset will increase over the term of the Notes. So long as the Reference Return is greater than -10.00%, the Notes will outperform the Reference Asset.

If the Reference Asset appreciates over the term of the Notes, you will realize a return equal to at least 155.50% (1.555x) of the Reference Asset appreciation. Should the Reference Asset decline beyond the Buffer Percentage, you will receive protection from the first 10.00% of any losses, with 1.1111x exposure to each 1% decline of the Reference Return beyond -10.00%. Under these circumstances you will lose up to 100% of the Principal Amount.

(1)As more fully described starting on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes assuming an Upside Participation Rate of 155.50% (1.555x), reflecting the Buffer Percentage of -10.00% and reflecting Downside Leverage Factor of 1.1111%.

Information about the Reference Asset Components

The SX5E is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The SX5E has a fixed number of components and is part of the STOXX blue-chip index family. The SX5E captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

The FTSE® 100 Index ("UKX") is a market-capitalization weighted index designed to measure the composite performance of the 100 largest UK domiciled blue chip companies that pass screening for size and liquidity traded on the London Stock Exchange.

The Swiss Market Index ("SMI") is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Swiss Exchange.

The NKY, which is also known as the Nikkei Stock Average Index, measures the price-weighted average of 225 top-rated Japanese companies listed in the First Section of the Tokyo Stock Exchange.

The S&P/ASX 200 Index (the "AS51") is intended to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P.

The graphs above illustrate the daily performance of each Reference Asset Component from February 25, 2015 through February 25, 2025. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on each Reference Asset Component, please see “Description of the Reference Asset” on page FWP-14 of this free writing prospectus. We have derived all disclosure regarding each Reference Asset Component from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Reference Asset Component

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HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM

Linked to a Weighted Basket of Global Indices

This document relates to a single offering of Buffered Accelerated Market Participation SecuritiesTM. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset and Component Weights :	A weighted basket consisting of the following (each, a “Reference Asset Component” or an “Underlying”, and together, the “Reference Asset Components”):	Component Weights:	Initial Component Value:
	The EURO STOXX 50® Index (Ticker: SX5E )	38.00%	TBD
	The Nikkei 225 Index (Ticker: NKY)	26.00%	TBD
	The FTSE® 100 Index (Ticker: UKX)	17.00%	TBD
	The Swiss Market Index (Ticker: SMI)	11.00%	TBD
	The S&P/ASX 200 Index (Ticker: AS51)	8.00%	TBD

Trade Date:	March 3, 2025

Pricing Date:	March 3, 2025

Original Issue Date:	March 6, 2025

Maturity Date:	3 business days after the Final Valuation Date, and expected to be September 8, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Averaging Dates	August 26, 2026, August 27, 2026, August 28, 2026, September 1, 2026, and September 2, 2026 (the “Final Valuation Date”)

Upside Participation Rate:	At least 155.50% (1.555x) (to be determined on the Trade Date)

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.

Final Settlement Value:

For each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return + 10.00%) × Downside Leverage Factor]

If the Final Value is less than its Buffer Value, you will receive protection from the first 10.00% of any losses, with 1.1111x exposure to each 1% decline beyond a Reference Return of -10.00%. Under these circumstances you will lose up to 100% of the Principal Amount.

Buffer Percentage:	-10.00%

Downside Leverage Factor:	1/0.90 (1.1111x)

Maximum Cap:	None.

Initial Value:	Set to 100 on the Pricing Date.

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Final Value:	100 × (1 + Reference Return)

Reference Return:	The Reference Return will equal the sum of the following products: each Reference Asset Component Return multiplied by its respective Component Weight.

Reference Asset Component Return:	The quotient, expressed as a percentage, calculated as follows: Final Component Value – Initial Component Value Initial Component Value

Initial Component Value:	With respect to each Reference Asset Component, its Official Closing Level on the Pricing Date, as determined by the calculation agent.

Final Component Value:	With respect to each Reference Asset Component, the arithmetic average of its Official Closing Level on each of the Averaging Dates, as determined by the calculation agent.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

CUSIP/ISIN:	40447C6W5/ US40447C6W57

Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”`

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Reference Asset Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive a cash payment of $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10.00%) × Downside Leverage Factor]

If the Final Value is less than its Buffer Value, you will receive protection from the first 10.00% of any losses, with 1.1111x exposure to each 1% decline beyond a Reference Return of -10.00%. Under these circumstances you will lose up to 100% of the Principal Amount.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The Reference Sponsor of the SX5E is STOXX Limited. The Reference sponsor of the NKY is the Tokyo Stock Exchange.. The Reference Sponsor of the UKX is FTSE Russell. The Reference Sponsor of the SIX Group Ltd is the SIX Group Ltd. The Reference Sponsor of the AS51 is Standard & Poor's, Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the Notes.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1.1111-to-1 basis for each percentage point that the Reference declines below the Buffer Percentage of -10.00%.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks included in any Underlying.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.
The Notes may not be suitable for you if:

▶	You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1.1111-to-1 basis for each percentage point that the Reference Return declines below the Buffer Percentage of -10.00%.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid to holders of the stocks included in any Underlying.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

▶	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Value from the Initial Value if the Reference Return is beyond the Buffer Percentage of -10.00%. In this case, you will lose 1.1111x for each 1% that the Reference Return is less than -10.00%. Accordingly, if the Reference Return is less than the Buffer Percentage of -10.00%., your Payment at Maturity will be less than the Principal Amount of your Notes. You may lose 100.00% of your investment at maturity if the Reference Return is less than the Buffer Percentage.

The amount payable on the Notes is not linked to the level of the Reference Asset at any time other than on the Averaging Dates.

The Final Value of the Reference Asset will be based on the Official Closing Levels of each Reference Asset Component on the Averaging Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of an Reference Asset Component appreciates prior to the Averaging Dates but then decreases on one or more of the Averaging Dates to a level that is equal to or less than the Initial Value, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the levels of an Reference Asset Component prior to that decrease. Although the actual level of any Reference Asset Component on the Maturity Date or at other times during the term of the Notes may be higher than its levels on the Averaging Dates, the Payment at Maturity will be based solely on the Official Closing Levels of the Reference Asset Components on the Averaging Dates.

Change in the value of one Reference Asset Component may be offset by a change in the value of any other Reference Asset Component.

A change in the values of one Reference Asset Component on the Averaging Dates may not correlate with a change in the value of any other Reference Asset Component. The values of one Reference Asset Component may increase, while the values of any other Reference Asset Component may not increase as much, or may even decrease. Therefore, in calculating the level of the Reference Asset, an increase in the values of one Reference Asset Component may be moderated, or wholly offset, by a lesser increase or decrease in the values of any other Reference Asset Component. This effect is further amplified by the differing weights of the Reference Asset Components. A change in the level of the SX5E or the NKY, which are more heavily weighted in the Reference Asset, will have a larger impact than a change in the level of the other Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of an Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

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Risks associated with non-U.S. companies.

The levels of the Reference Asset Components depend upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset Component and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the Reference Asset Component are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the Reference Asset Component and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with

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structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Value. We cannot predict the Final Value of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Initial Value:	100.00
▶	Hypothetical Upside Participation Rate:	155.50%*
▶	Maximum Cap:	None
▶	Buffer Percentage:	-10.00%

The Initial Value will be set to $100.00 on the Pricing Date.

*To be determined on the Trade Date and will not be less than 155.50%

Hypothetical Final Value	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	100.00%	$2,555.00	155.500%
180.00	80.00%	$2,244.00	124.400%
160.00	60.00%	$1,933.00	93.300%
140.00	40.00%	$1,622.00	62.200%
130.00	30.00%	$1,466.50	46.650%
120.00	20.00%	$1,311.00	31.100%
115.00	15.00%	$1,233.25	23.325%
110.00	10.00%	$1,155.50	15.550%
105.00	5.00%	$1,077.75	7.775%
102.00	2.00%	$1,031.10	3.110%
101.00	1.00%	$1,015.55	1.555%
100.00	0.00%	$1,000.00	0.00%
99.00	-1.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
93.00	-7.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$888.89	-11.11%
70.00	-30.00%	$777.78	-22.22%
60.00	-40.00%	$666.67	-33.33%
50.00	-50.00%	$555.56	-44.44%
15.00	-85.00%	$166.67	-83.33%
0.00	-100.00%	$0.00	-100.00%

FWP-12

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The value of the Reference Asset increases from the Initial Value of 100.00 to a Final Value of 120.00.

Reference Return:	20.00%
Final Settlement Value:	$1,311.00

Because the Reference Return is positive, the Final Settlement Value would be $1,311.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 20.00% ×155.50%)

= $1,311.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate when the Reference Asset appreciates.

Example 2: The value of the Reference Asset decreases from the Initial Value of 100.00 to a Final Value of 95.00.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Buffer Percentage of -10.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3: The value of the Reference Asset decreases from the Initial Value of 100.00 to a Final Value of 60.00

Reference Return:	-40.00%
Final Settlement Value:	$666.67

Because the Reference Return is less than the Buffer Percentage of -10.00%, the Final Settlement Value would be $666.67 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10.00%) × Downside Leverage Factor]

= $1,000 + [$1,000 x (-40.00% +20.00%) x 1.1111%] = $666.67

Example 3 shows that you are exposed on a 1.1111-to-1 basis to declines in the value of the Reference if its Reference Return is beyond the Buffer Percentage of -10.00%. You may lose 100.00% of your investment.

FWP-13

DESCRIPTION OF THE REFERENCE ASSET

Description of the SX5E	Historical Performance of the SX5E

The SX5E is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The SX5E has a fixed number of components and is part of the STOXX blue-chip index family. The SX5E captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the SX5E based on the daily historical closing values from February 25, 2015 through February 25, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on any of the Averaging Dates.

Description of the NKY	Historical Performance of the NKY

The NKY, which is also known as the Nikkei Stock Average Index, measures the price-weighted average of 225 top-rated Japanese companies listed in the First Section of the Tokyo Stock Exchange.

For more information about the NKY, see "The Nikkei 225 Index" beginning on page S-32 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the NKY based on the daily historical closing values from February 25, 2015 through February 25, 2025.  We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NKY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NKY on any of the Averaging Dates.

FWP-14

Description of the UKX	Historical Performance of the UKX

The FTSE® 100 Index ("UKX") is a market-capitalization weighted index designed to measure the composite performance of the 100 largest UK domiciled blue chip companies that pass screening for size and liquidity traded on the London Stock Exchange.

For more information about the UKX, see "The FTSE® 100 Index" beginning on page S-16 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the UKX based on the daily historical closing values from February 25, 2015 through February 25, 2025.  We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the UKX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the UKX on any of the Averaging Dates.

Description of the SMI	Historical Performance of the SMI

The Swiss Market Index ("SMI") is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Swiss Exchange.

For more information about the SMI, see "The Swiss Market Index" beginning on page S-84 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the SMI based on the daily historical closing values from February 25, 2015 through February 25, 2025.  We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SMI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SMI on any of the Averaging Dates.

FWP-15

Description of the AS51	Historical Performance of the AS51

The S&P/ASX 200 Index (the "AS51") is intended to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P.

For more information about the AS51, see "The S&P/ASX 200 Index" beginning on page S-74 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the AS51 based on the daily historical closing values from February 25, 2015 through February 25, 2025.  We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the AS51should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the AS51 on any of the Averaging Dates.

Hypothetical Performance of the Reference Asset

The following graph illustrates the hypothetical daily performance of the Reference Asset from February 25, 2015 through February 25, 2025 based on closing level information from Bloomberg, if the level of the Reference Asset was made to equal February 25, 2015. The hypothetical performance reflects the performance the Reference Asset would have exhibited based on the actual historical performance of the Reference Asset Components. Neither the hypothetical performance of the Reference Asset nor the actual historical performance of any Reference Asset Component should be taken as indications of future performance.

We cannot give you assurance that the performance of the Reference Asset will result in the return of your initial investment. You may lose up to 100% of your investment.

FWP-16

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this document. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as am Averaging Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Averaging Date. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Averaging Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Averaging Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of such Reference Asset Component’s Final Component Level will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Notes — Senior Debt — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset Components. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset Components. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

FWP-17

We will not attempt to ascertain whether any of the entities whose stock is included in a Reference Asset Component would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in a Reference Asset Component were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock in included in a Reference Asset Component and consult your tax advisor regarding the possible consequences to you if any entity whose stock is included in a Reference Asset Component is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset Component or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.`

FWP-18

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Buffered AcceleratedMarket Participation SecuritiesTM Linked to a
Weighted Basket of Global Indices

February 28, 2025

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58